Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Cal R. Hoagland

SVP & CFO

interWAVE

(650) 314-2533

crhoagland@iwv.com

INTERWAVE ANNOUNCES STATUS OF ALVARION TRANSACTION

MOUNTAIN VIEW, Calif. — September 30, 2004 — interWAVE® Communications (NASDAQ: IWAV, NASDAQ: IWAVE), a pioneer in compact wireless communications systems, today announced that interWAVE held its scheduled special meeting of shareholders today that was called for the purpose of approving the agreement and plan of amalgamation pursuant to which interWAVE is to be acquired by Alvarion Ltd.  Alvarion, however, today advised interWAVE in writing that Alvarion believes that interWAVE is not able to cause all of Alvarion’s conditions to closing of the amalgamation to be satisfied and that interWAVE has experienced a material adverse effect with respect to its business.  Alvarion has further advised interWAVE that it will not complete the amalgamation on the terms set forth in the amalgamation agreement.  interWAVE strongly and vehemently disagrees with Alvarion’s position and intends to pursue all available alternatives.

About interWAVE

interWAVE Communications International, Ltd. (NASDAQ: IWAV) is a global provider of compact network solutions and services that offer the most innovative, cost effective and scaleable network architectures allowing operators to “reach the unreached.” interWAVE’s solutions provide economical, distributed networks that minimize capital expenditure while accelerating customers’ revenue generation. These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems and broadband wireless data networks. interWAVE’s highly portable mobile, cellular networks and broadband wireless solutions provide vital and reliable wireless communications capabilities for customers in over 50 countries. interWAVE’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at iwv.com or at (650) 314-2500.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE’s history of losses, the expectation of future losses, potential noncompliance with NASDAQ National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, and acquisition related risk factors, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

# # #